2 Bethesda Metro Center, Suite 1530,
Bethesda, MD 20814

T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Announces 2012 Annual Meeting of Shareholders

Bethesda, MD, November 18, 2011 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced their 2012 Annual Meeting of Shareholders (the “2012 Annual Meeting”) will be held at 9:00 a.m. Eastern Daylight Time on Tuesday, July 10, 2012, at the DoubleTree by Hilton Bethesda-Washington DC, 8120 Wisconsin Avenue, Bethesda, Maryland 20814.

Shareholders of record at the close of business on April 16, 2012 will be entitled to notice of, and to vote at, the 2012 Annual Meeting and any adjournment or postponement of the meeting.

Since the 2012 Annual Meeting is to be held more than 30 days after the first anniversary of the Company’s 2011 Annual Meeting of Shareholders, the Company will provide shareholders additional time to submit proposals to be brought before the 2012 Annual Meeting. The original deadline set forth in the proxy statement for the Company’s 2011 annual meeting of shareholders was November 26, 2011.

New Deadline for Rule 14a-8 Shareholder Proposals

Shareholder proposals intended to be presented at the 2012 Annual Meeting must be received by the Secretary of the Company not later than 5:00 p.m. Eastern Daylight Time on March 12, 2012 in order to be considered for inclusion in the Company’s proxy statement relating to the 2012 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, (“Rule 14a-8 Proposals”).

New Deadline for Other Shareholder Proposals

Shareholder proposals, other than Rule 14a-8 Proposals, intended to be presented at the 2012 Annual Meeting must be received by the Secretary of the Company not earlier than February 10, 2012 and not later than 5:00 p.m. Eastern Daylight Time on March 12, 2012.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The Company owns 20 hotels, comprised of 14 wholly-owned hotels, with a total of 3,812 guest rooms and a 49% joint venture interest in 6 hotels with 1,733 guest rooms. The Company owns, or has an ownership interest in, hotels located in nine states and the District of Columbia, including 14 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; Miami, Florida; Boston, Massachusetts; and New York, New York. For more information, please visit www.pebblebrookhotels.com.

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Additional Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330

For additional information or to receive press releases via email, please visit our website at

www.pebblebrookhotels.com